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Exhibit 99(a)(5)(xi)

100 W. University Avenue
Champaign, IL 61820
(217)351.6506

For Immediate Release	Contact:	Van A. Dukeman President & CEO vdukeman@bankillinois.com Champaign, Illinois (217)351.6568

MAIN STREET TRUST, INC. ANNOUNCES COMPLETION OF TENDER OFFER

        Champaign, Ill. October 2, 2003—Main Street Trust, Inc. (OTC Bulletin Board: MSTI) announced today the completion of its issuer tender offer to purchase up to 1,400,000 shares of its common stock, at a price of $30 per share in cash. The tender offer expired at 5:00 p.m., Eastern Time, on September 30, 2003.

        Approximately 1,073,183 shares of Main Street Trust's common stock, representing approximately 10.2% of the outstanding shares, were validly tendered in connection with the tender offer.

        Main Street Trust, Inc. is a Central Illinois financial holding company. Its subsidiaries include BankIllinois and First National Bank of Decatur, and a retail payment processing subsidiary, FirsTech, Inc.

        Main Street Trust, Inc.'s Common Stock is traded on the Over-the-Counter Bulletin Board ("OTCBB—MSTI").

100 W. University Avenue, P. O. Box 4028, Champaign, IL 61824-4028

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  Exhibit 99(a)(5)(xi)